Exhibit 5.1

August 9, 2012

To the Board of Directors

Clean Diesel Technologies, Inc.

Re:  Registration Statement on Form S-3

Gentlemen:

This opinion letter is furnished to you in connection with a registration statement on Form S-3 (the “Registration Statement”), filed by Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 58,892 shares of the Company’s Common Stock (the “Shares”). The Shares are issuable pursuant to a standalone inducement restricted share units agreement (the “Inducement Award”).

I am familiar with the actions taken by the Company in connection with the Inducement Award. I have examined such certificates, documents and records and have made such investigation of fact and such examination of law as I have deemed appropriate in order to enable me to render the opinion set forth herein. In conducting such investigation, I have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinion expressed below is limited to the Delaware General Corporation Law.

For purposes of the opinion expressed below, I have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Inducement Award, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

/s/ Rori M. Ridley

Rori M. Ridley

General Counsel and Secretary